January 17, 2006

To the Placer Dome team:

As I've outlined in previous communications, the current expiry date of Barrick's revised takeover offer is midnight (EST) on Thursday, January 19th. While we probably won't know the initial outcome of the bid until Friday morning, we're currently operating under the assumption that the offer will be successful, and that Barrick will acquire the number of shares needed to gain control of Placer Dome at that time. As we approach the expiry date, we're working more closely with Barrick to gain a better understanding of what to expect in the coming weeks.

As part of this process, Barrick's Chief Operating Officer Peter Kinver and Gordon Fife, Senior Vice-President, Organizational Effectiveness, came to Vancouver last Friday to take advantage of a previously-scheduled meeting here with our Executive Country Managers. This gave Peter and Gordon an opportunity to introduce some elements of Barrick's 100-day integration plan, while also providing our people with the chance to make presentations on our operations globally. Peter and Gordon also reviewed Barrick's plan in very general terms with our Corporate Leadership Team, highlighting the following key activities:

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  A number of senior executives from Barrick plan to be in Vancouver on Thursday and Friday of this week for further meetings with our Corporate Leadership Team;

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  About 20 functional leaders from Barrick plan to arrive in Vancouver for meetings with their Placer Dome counterparts early next week;

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  A number of Barrick's regional leaders will travel to our mine operations and country offices next week to introduce their company and integration plan to our people. Our Executive Country Managers are already aware of these plans, and will be working with our Mine General Managers and the Barrick representatives to coordinate these sessions;

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  The operations and offices associated with the subsequent Goldcorp transaction will be visited by a Goldcorp manager traveling with a Barrick representative; and

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  Barrick has outlined a timetable of defining a corporate structure and confirming individual assignments within a month or so.

I would like to conclude by emphasizing Barrick's expressed commitment to retain talented people from throughout Placer Dome to build the world's most successful gold mining company. I recognize that this continues to be an uncertain time for many of you, and that there are still many unanswered questions. With so much going on, I encourage you to be patient and speak to your manager about any concerns you may have.

Thank you,

Peter Tomsett
President and Chief Executive Officer

PLACER DOME INC.
 A member of the Placer Dome Group

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Note to Security Holders:    In response to the original exchange offer by Barrick relating to Placer Dome, Placer Dome filed in Canada and the U.S. and mailed to its shareholders a Directors' Circular dated November 23, 2005, and filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which includes the original Directors' Circular as an exhibit thereto. In connection with the revised offer described in this document, Placer Dome filed in Canada and the U.S. a Notice of Change to its Directors' Circular, which has been mailed to Placer Dome shareholders, and filed with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9, which includes the Notice of Change to its Directors' Circular as an exhibit thereto. These amended documents set forth the full response of the Board of Directors of Placer Dome to the revised offer by Barrick described in this document. Security holders are urged to read the Notice of Change to the Directors' Circular, as well as the amended Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto and the other documents filed as exhibits thereto) because they contain important information. Security holders may obtain a free copy of the Notice of Change to the Directors' Circular as well as any other documents filed by Placer Dome in connection with the revised offer, free of charge at the SEC's website at www.sec.gov, from Placer Dome at www.placerdome.com, or by contacting Georgeson Shareholder, the information agent retained by Placer Dome, at 1-866-245-2999.